Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Southside Bancshares, Inc., and further agree that this Joint Filing Agreement (the “Agreement”) be included as an exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of December 5, 2007. The Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such parts taken together will constitute a part of this Agreement.

FIRST NATIONAL BANK GROUP, INC.:

Date: December 5, 2007.	By:	/s/ Robert Gandy, III
Robert Gandy, III, Chief Executive Officer, First National Bank Group, Inc.

FIRST NATIONAL BANK GROUP, INC.

EMPLOYEE STOCK OWNERSHIP PLAN:

Date: December 5, 2007.	By:	/s/ Robert Gandy, III
Robert Gandy, III, not in his individual capacity but solely in his capacity as trustee of the First National Bank Group, Inc. Employee Stock Ownership Plan

Date: December 5, 2007.	By:	/s/ David O. Rogers, Jr.
David O. Rogers, Jr., not in his individual capacity but solely in his capacity as trustee of the First National Bank Group, Inc. Employee Stock Ownership Plan

Date: December 5, 2007.	By:	/s/ Saul Ortega
Saul Ortega, not in his individual capacity but solely in his capacity as trustee of the First National Bank Group, Inc. Employee Stock Ownership Plan